Exhibit 99.1

Carla Baca

Associate Vice President, Investor Relations

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES PRICING OF $300 MILLION SENIOR UNSECURED NOTES

NASHVILLE, Tennessee, September 18, 2020 - Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it has agreed to sell $300 million of 2.05% senior unsecured notes due March 2031 in an underwritten public offering. The notes were priced at 99.189% of the principal amount to yield 2.137% to maturity. Subject to customary closing conditions, the offering is expected to close on October 2, 2020.

The estimated net proceeds from this offering are expected to be $294.8 million. The Company expects to use the net proceeds from the offering to redeem the Company’s 3.75% senior notes due 2023 and for other general corporate purposes, which may include payments toward the Company’s unsecured credit facility due 2023, its unsecured term loan due 2024, its unsecured term loan due 2026, and/or various mortgage notes payable.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, and Scotia Capital (USA) Inc. served as Joint Book-Running Managers for the offering. BMO Capital Markets Corp., Fifth Third Securities, Inc., Jefferies LLC, U.S. Bancorp Investments, Inc., Barclays Capital Inc., BofA Securities, Inc., and Credit Agricole Securities (USA) Inc. served as Senior Co-Managers for the offering and Truist Securities, Inc., FHN Financial Securities Corp., and Samuel A. Ramirez & Company, Inc. served as Co-Managers for the offering.

The offering is made pursuant to the Company’s shelf registration statement on file with the Securities and Exchange Commission. The offering is made solely by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain copies of the prospectus supplement and accompanying prospectus without charge from the SEC at www.sec.gov. Alternatively, these materials may be requested from J.P. Morgan Securities LLC by calling collect 1.212.834.4533 or Wells Fargo Securities, LLC by calling 1.800.645.3751.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of June 30, 2020, the Company owned 210 real estate properties in 24 states totaling 15.5 million square feet and was valued at approximately $5.5 billion. The Company provided leasing and property management services to 12.0 million square feet nationwide.

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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, in each case, under the heading “Risk Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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